UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
SCHEDULE 14A
(RULE 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐    Preliminary Proxy Statement
☐    Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐    Definitive Proxy Statement
☒    Definitive Additional Materials
☐    Soliciting Material Pursuant to §240.14a-12

Pebblebrook Hotel Trust

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
Payment of filing fee (Check the appropriate box):
☒    No fee required
☐    Fee paid previously with preliminary materials
☐    Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

SUPPLEMENT TO THE PROXY STATEMENT FOR THE 2022 ANNUAL MEETING OF SHAREHOLDERS TO BE RECONVENED ON JUNE 21, 2022
The following information supplements the proxy statement (the “Proxy Statement”) of Pebblebrook Hotel Trust (the “Company”) filed with the U.S. Securities and Exchange Commission on March 31, 2022 and furnished to holders of the Company’s common shares of beneficial interest in connection with the solicitation of proxies by the Board of Trustees of the Company (the “Board”) for the 2022 Annual Meeting of Shareholders and any adjournment or postponement thereof (the “Annual Meeting”).
This information is in addition to the information required to be provided to the Company’s shareholders under the applicable proxy disclosure rules as set forth in the Proxy Statement.
THIS SUPPLEMENT SHOULD BE READ IN CONJUNCTION WITH THE PROXY STATEMENT.
As previously disclosed, the Company convened the Annual Meeting on May 16, 2022. Votes regarding Proposals 1, 2 and 4 were held, by which all of the trustee nominees were elected, the selection of the independent registered public accountants was ratified and the maturity date of the Company’s equity incentive plan was extended. Before conducting the vote on Proposal 3: Advisory Vote on the Compensation of Our Named Executive Officers (“Proposal 3”), the Annual Meeting was adjourned, with the chairman of the meeting announcing that the Annual Meeting would reconvene on June 21, 2022 at 9:00 a.m., Eastern Time, at the offices of Hunton Andrews Kurth LLP, 8405 Greensboro Drive, Suite 140, Tysons, Virginia 22102.
When announcing the adjournment, the chairman of the meeting explained that the reason for the adjournment was to provide time for management to speak with the Company’s larger shareholders regarding Proposal 3.
The Annual Meeting is scheduled to reconvene June 21, 2022 at 9:00 a.m., Eastern Time, at the offices of Hunton Andrews Kurth LLP, 8405 Greensboro Drive, Suite 140, Tysons, Virginia 22102, as previously announced. The Company does not expect to conduct any items of business at the reconvened meeting other than to conduct the vote on Proposal 3.
The polls remain open for Proposal 3. Shareholders may vote their shares or change their vote on Proposal 3 either by voting in person when the Annual Meeting is reconvened or by submitting their proxy before 11:59 pm on June 20, 2022. Shareholders may submit their proxy by telephone or by Internet, as described in the Proxy Statement and the Notice of Internet Availability of Proxy Materials provided to shareholders on or about March 31, 2022. Proxies that have already been submitted do not need to be resubmitted to be tallied when the Annual Meeting is reconvened.